Exhibit 10.9

AMENDED AND RESTATED

RESTRICTED STOCK AGREEMENT

WITH RESPECT TO SERIES A PREFERRED STOCK OF

TOI PARENT, INC., A DELAWARE CORPORATION

Name of Grantee:	(the “Grantee”)
Number of shares of Series A Preferred Stock:	shares of Series A Preferred Stock (the “Restricted Stock”)

RECITALS

WHEREAS, the Grantee and Jimmy Holdings entered into certain Restricted Stock Agreement(s) with respect to the number of shares of Restricted Stock set forth above (the “Original Agreement”);

WHEREAS, the Company has entered into an Agreement and Plan of Merger with DFP Healthcare Acquisitions Corp. (the “Merger Agreement”), pursuant to which through a series of mergers the Company will ultimately become a publicly traded company (the “Transaction”);

WHEREAS, in connection with the Transaction and subject to the closing of the Transaction, Jimmy Holdings, the Company and the Grantee desire to amend the Original Agreement, effective as of October 27, 2021, as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.Definitions. The following definitions are used within this Amended and Restated Restricted Stock Agreement (this “Agreement”):

(a)“Jimmy Holdings” means Jimmy Holdings, Inc., a California corporation.

(b)“Business” means the business of providing professional medical, clinical, ancillary, and related services similar to those provided by any of the Related Entities, including oncology/cancer care, infusion, laboratory, pharmacy, physician dispensing, wellness, and clinical trials and research services, and any related management and administrative services, as well as any other line of business actually engaged in, or actively considered, during the term of this Agreement.

(c)“Cashed-out Options” means the number of shares of Common Stock subject to the options treated as Eligible Cash-out Options pursuant to the Amended and Restated

Non-Qualified Stock Option Agreement – Partner Physicians between Grantee and the Company dated as of the date of this Agreement.

(d)“Change of Control” shall mean (i) a merger or consolidation of the Company with or into any other corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, or (iii) any other transaction, including the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or its Stockholders (or a group of third parties not affiliated with the Company or its Stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change of Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company; (C) an initial public offering of any of the Company’s securities; (D) a reincorporation of the Company solely to change its jurisdiction; or (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, if a Change of Control would give rise to a payment or settlement event with respect to any award that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change of Control must also constitute a “change in control event” (as defined in Treasury Regulation § 1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such award, to the extent required by Section 409A of the Code.

(e)“Closing Date” shall have the meaning set forth in the Merger Agreement.

(f)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(g)“Common Stock” shall mean the Company’s common stock, par value $0.001 per share.

(h)“Company” shall mean TOI Parent, Inc., a Delaware corporation.

(i)“Eligible Cash-out Amount” shall mean the Per Share Merger Consideration (as defined in the Merger Agreement) multiplied by the number of Eligible Cash-out Shares.

(j)“Eligible Cash-out Shares” shall mean the number of shares of Restricted Stock on an as converted to Common Stock basis, equal to the sum of (i) the product of (a) the Total Share Equivalents multiplied by (b) a fraction, the numerator of which is the Closing Cash Consideration (as defined in the Merger Agreement) and the denominator of which is the Closing Merger Consideration (as defined in the Merger Agreement) and (rounded up to the nearest whole number of shares) less (ii) the number of Cashed-out Options and Phantom Shares held by the Grantee immediately prior to the First Effective Time; provided, that such number of shares of Common Stock is a positive number.

(k)“First Effective Time” shall have the meaning set forth in the Merger Agreement.

(l)“Person” shall mean any individual, partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or the United States of America or any other nation, state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

(m)“Permanent Disability” shall mean termination of Grantee’s employment with the Company and all Related Entities by reason of permanent disability as defined in Section 22(e)(3) of the Code.

(n)“Phantom Shares” shall mean the number of shares of Common Stock equal to the quotient of (i) $             divided by (ii) the fair market value of a share of Common Stock based on the Per Share Merger Consideration.

(o)“Related Entities” means the Company’s Subsidiaries, any non-natural Person that receives management services from the Company, and any of such Person’s Subsidiaries.

(p)“Release” means a general release of claims in the form attached as Exhibit A.

(q)“Securities Act” means the Securities Act of 1933, as amended.

(r)“Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.001 per share and any stock or other securities into which such Series A Preferred Stock may convert or be issued or issuable with respect to such shares, including pursuant to a stock dividend, stock split, or like action, or pursuant to a plan of recapitalization, reorganization, reclassification, exchange, merger, sale of assets or otherwise.  Grantee acknowledges that pursuant to the Merger Agreement that each share of Series A Preferred Stock will convert to ten shares of the Company’s common stock.  All references to Series A Preferred Stock in this Agreement shall include any shares of common stock into which such Series A Preferred Stock is so converted.

(s)“Subsidiary” shall mean any corporation, limited liability company, partnership, association, joint stock company, trust, joint venture or unincorporated organization of which the Company, at the time in respect of which such term is used, (a) owns directly or indirectly more than fifty percent (50%) of the equity or beneficial interests, on a consolidated basis, or (b) owns directly or controls with power to vote, indirectly through one or more subsidiaries, shares of capital stock or beneficial interests having the power to cast a majority of the votes entitled to be cast for the election of directors, trustees, managers or other officials having powers analogous to those of directors of a corporation. Unless otherwise specifically indicated, when used in this Agreement, the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company or any Related Entity.

(t)“Total Share Equivalents” shall mean the sum of (a) the number of shares of Restricted Stock determined as if such shares were converted to Common Stock, plus (b) the number of options to purchase the Common Stock held by the Grantee immediately prior to the First Effective Time, plus (c) the number of shares of Phantom Stock.

2. Assumption of Obligations by the Company; Vesting; Change of Control; Termination of Employment.

(a)Assumption of Obligations by the Company.  Effective immediately prior to the Closing Date, Jimmy Holdings will contribute to the Company a number of shares of Series A Preferred Stock equal to the Restricted Stock. Upon such contribution the Company will assume and Jimmy Holdings will assign and novate to the Company all of its obligations to the Grantee with respect to the Restricted Stock as set forth in the Original Agreement.  Grantee agrees to the assignment, assumption and novation of such obligations to the Company and agrees that neither Jimmy Holdings nor any of its affiliates will have any obligations to the Grantee hereunder or otherwise.

(b)Accelerated Vesting and Cash-out. Subject to Grantee delivering the Release immediately prior to Closing, then effective immediately prior to the First Effective Time (as defined in the Merger Agreement) then Grantee will vest in and will receive a payment in cash, less applicable taxes thereon, equal to the Eligible Cash-out Amount, if any, in settlement of the number of shares of Restricted Stock equal to the Eligible Cash-out Shares, and the number of shares of Restricted Stock will be reduced by the number of Eligible Cash-out Shares.

(c)Time Vesting on Restricted Stock. Subject to Grantee delivering the Release immediately prior to Closing, the Restricted Stock shall vest in annual installments over a three (3)-year vesting period and no longer be forfeitable as follows: (i) one-sixth (1/6) of the Restricted Stock shall vest on the six (6) month anniversary of the Closing Date, and (ii) one-twelfth (1/12th) of the Restricted Stock shall vest on each quarterly anniversary thereafter, with all of the Restricted Stock vesting on the third (3rd) anniversary of the Closing Date, so long as the Grantee remains continuously and actively employed by a Related Entity through such vesting anniversary. To the extent that vesting results in a fractional share, then the number of Restricted Stock so vested shall be rounded down to the nearest whole share, except for any vesting on the third (3rd) anniversary of the Closing Date, in which case all Restricted Stock shall be vested on such date.

(d)Change of Control. Subject to Grantee delivering the Release immediately prior to Closing, in the event of a Change of Control at any time on or after the Closing Date, all Restricted Stock which have not become vested in accordance with Sections 2(b) or 2(c) hereof shall vest immediately so long as the Grantee remains continuously and actively employed by a Related Entity through such Change of Control.

(e)Vesting Upon Death or Permanent Disability.  Notwithstanding Section 2(b) or 2(c), if Grantee’s employment with the Company or its Related Entities terminates by reason of the Grantee’s death or Permanent Disability, following the Closing, then all of the shares of Restricted Stock shall immediately vest in full as of the date of such death or Permanent Disability.

(f)Grantee’s Termination of Employment. In the event of the Grantee’s termination of employment by a Related Entity for any reason at any time on or after the effective date of this Agreement, the Grantee’s right to shares of the Restricted Stock which have not become vested in accordance with Sections 2(b), 2(c), 2(d) or 2(e) hereof shall expire immediately and the Grantee will forfeit any rights thereto without payment of any consideration therefore.

(g)Delivery of Restricted Shares and Rounding.  The Company shall deliver to Grantee a number of shares of Series A Preferred Stock equal to the number of shares of Restricted Stock that vests as provided in Sections 2(b), 2(c), 2(d) or 2(e).  To the extent that vesting results in a fractional share being vested, then the number of shares of the Restricted Stock so vested and delivered shall be rounded down to the nearest whole share, except for on the third (3rd) anniversary of the Closing Date all of the shares of Restricted Stock shall be vested and delivered in full.

3.Earnout Shares; Voting Rights. To the extent that any Stockholder Earnout Shares (as defined in the Merger Agreement) are payable on any unvested Restricted Stock, then such Stockholder Earnout Shares will be held by the Company subject to the same vesting restrictions as the corresponding unvested Restricted Stock under Section 2 until such Stockholder Earnout Shares become vested, as provided in Section 2. In the event that any unvested Restricted Stock remains unvested upon the Grantee’s termination of employment, then Grantee will forfeit all rights to such unvested Restricted Stock and any corresponding Stockholder Earnout Shares.

4.Restrictions on Transfer. Prior to the time that the Restricted Stock has become vested pursuant to Section 2 hereof, the Restricted Stock and any Stockholder Earnout Shares payable thereon may not be sold, transferred, pledged, assigned or otherwise alienated at any time.

5.Grantee Representations. In connection with the transfer and acceptance of the Restricted Stock and this Agreement, the Grantee represents to the Company and Jimmy Holdings the following:

(a)The Grantee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to enter into this Agreement.

(b)The Grantee understands that the Restricted Stock is “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Grantee must hold the Restricted Stock indefinitely unless it is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Grantee acknowledges that the Company has no obligation to register or qualify the Restricted Stock for resale. The Grantee further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the

Restricted Stock and requirements relating to the Company which are outside of the Grantee’s control, and which the Company is under no obligation and may not be able to satisfy.

(c)Because of the complicated tax nature of Restricted Stock, the Grantee represents that he has consulted any tax consultants he or she deems advisable in connection with the acceptance of the Restricted Stock or ultimate vesting or disposition of the Restricted Stock and that he is not relying on the Company for any tax advice.

(d)The Restricted Stock represents the full entitlements that Grantee has to Series A Preferred Stock and Grantee has not been promised any additional grants of Series A Preferred Stock by Jimmy Holdings,  the Company or any person affiliated with such entities (including any employee or any other service provider of the Company or of any of its affiliates).

6.Tax Obligations. As a condition of the acquisition of the Restricted Stock, the Grantee acknowledges his or her obligation with respect to any tax or similar withholding obligations that may arise in connection with the acquisition and/or vesting of the Restricted Stock and/or the receipt of the full ownership shares of Series A Preferred Stock or any. The Company or its representative will have the right to take such action, as may be necessary, in the Board of Directors’ discretion, to satisfy the obligations outlined in this Section 7. The Grantee agrees that the Company will have the right (but not the obligation) to require the Grantee to tender for cancellation that number of shares of Series A Preferred Stock having a fair market value equal to the aggregate amount of the withholding obligation and that such tendering for cancellation shall be effected by the Company’s repurchasing from the Grantee that number of shares of Restricted Stock having a fair market value equal to the aggregate amount of the withholding obligation, which amount will be applied against the withholding obligations. In addition, the Grantee further agrees that the Company will have the right to deduct or cause to be deducted from his or her current remuneration any federal, state, local, foreign or other taxes, if any, required by law to be withheld or paid with respect to such event. The Grantee understands that the Company’s rights to ensure satisfaction of applicable withholding obligations with respect to the Restricted Stock and the Series A Preferred Stock, either through his or her tendering for cancellation or sale of the shares of Series A Preferred Stock, or through other sources of funds that may be available to the Grantee, may require planning on the Grantee’s part, in advance of the expected vesting anniversary specified in Section 2 above. The Company may also, in lieu of or in addition to the foregoing, at its sole discretion, require the Grantee to deposit with the Company an amount of cash sufficient to meet the withholding requirements. The Company will not deliver any of the full ownership shares of Series A Preferred Stock until and unless the Grantee has made the deposit required herein or otherwise made proper provision for all applicable tax and similar withholding obligations. The Grantee acknowledges that he or she has reviewed with his or her own tax advisors the federal, state, local and other tax consequences, including those in addition to any tax withholding obligations the Grantee may have, of his or her investment in the Restricted Stock and the transactions contemplated by this Agreement. The Grantee acknowledges that he or she is relying solely on such advisors, and not on the Company or its agents or advisors, with respect to such tax consequences.

7.Effect of Agreement. The Grantee hereby acquires the Restricted Stock and agrees to be bound by its contractual terms as set forth in this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Board of Directors of the Company regarding any questions relating to the Restricted Stock.

8.Governing Law. The laws of the State of Delaware, without giving effect to principles of conflicts of law, will apply to this Agreement. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing the Company’s principal place of business.

9.Employment Matters. The award of the Restricted Stock hereunder does not form a part of the Grantee’s entitlement to remuneration or benefits in terms of his or her employment with any Related Entity. The Grantee’s terms and conditions of employment with the Company or any Related Entity, as applicable, are not affected or changed in any way by this Agreement. No provision of this Agreement, the Restricted Stock awarded hereunder shall give the Grantee any right to continue in the service or employ of any Related Entity, create any inference as to the length of employment or service of the Grantee, or affect the right of any Related Entity to terminate the employment or service of the Grantee, for any reason. The Grantee acknowledges and agrees (by executing this Agreement) that the award of Restricted Stock under this Agreement is made on a fully discretionary basis by the Company and that this Agreement does not lead to a vested right to further equity awards from the Company in the future. Further, the Restricted Stock set forth in this Agreement constitutes a non-recurrent benefit and the terms of this Agreement are only applicable to the Restricted Stock covered pursuant to this Agreement.

10.Notices. Any notice in connection with this Agreement shall be deemed to have been properly delivered if it is in writing and is delivered in hand, by reputable overnight delivery service or sent by registered or certified mail, return receipt requested, to the party addressed as follows, unless another address has been substituted by notice so given.

To the Grantee:	To his or her address as listed on the books of the Company or any Related Entity.

To the Company:	TOI Parent, Inc.
18000 Studebaker Road, #800
Cerritos, CA 90703
Attention: Chief Executive Officer
With a copy to: General Counsel

11.Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

12.Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

13.Effective Date; Release Requirement for Grantee; Automatic Termination; Entire Agreement; Amendment.

(a)Effective Date. This Agreement will become effective as of October 27, 2021.

(b)Release Requirement for Grantee. The obligations of the Company to vest Grantee in the Restricted Stock under Sections 2(b), 2(c), 2(d) or 2(e) are subject to (i) the consummation of the Transactions and (ii) Grantee’s delivery of the Release on the Closing Date.  Should the Merger Agreement terminate and the Transaction not be consummated or the Grantee not deliver the Release on the Closing Date, then this Agreement shall be null and void as to Grantee only and the Original Agreements with respect to Grantee shall continue in effect without the modifications set forth herein.

(c)Automatic Termination of Agreement.  Should the Merger Agreement terminate and the Transaction not be consummated, then this Agreement shall be null and void and automatically on the date the Merger Agreement is terminated.

(d)Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof, including, without limitation, the Original Agreements. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

14.Section Headings. Section headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

15.Counterparts. This Option Agreement may be executed in two or more counterparts (including by means of facsimile, or electronic signatures Facsimile and electronic signatures (e.g., .pdf, .jpg, “DocuSign”, etc.), each of which shall be deemed an original and all of which together shall constitute one instrument.

* * * * *

By signing below, the Grantee, Jimmy Holdings and the Company indicate their respective acceptance of the terms of this Agreement.

GRANTEE	TOI PARENT, INC.

By:	By:

Dated:	Dated:

JIMMY HOLDINGS, INC.

By:

Dated:

[Signature Page to Amended and Restated Restricted Stock Agreement]

EXHIBIT A

General Release of Claims